Exhibit 99.1

International Stem Cell Corporation Announces a Manufacturing and Supply Agreement with Millipore Corporation

International Stem Cell (ISCO.OB, Oceanside CA) announced today it has entered into a world wide distribution agreement with Millipore Corporation (NYSE: MIL) to manufacture living cells and cell culture products to be sold through Millipore’s distribution network.

“To work with a company such as Millipore that has sales of over $1.5 billion and is known throughout the world is a wonderful opportunity for ISCO. This partnership will lead to a significant expansion in ISCO’s revenue generation through the manufacture of high quality cells and cell culture products.  Millipore is a leader in the life science industry, with a strong sales force and distribution network serving biotechnology firms, pharmaceutical companies and laboratories around the world. The ISCO-Millipore team will provide valuable research tools for cell biologists across the world.” According to Jeffrey Janus, ISCO’s president.

International Stem Cell, an emerging stem-cell therapy company, is the first company to perfect a method of creating human stem cells from unfertilized eggs. These cells, called “parthenogenetic” stem cells promise to alleviate two critical problems inherent in cell transplantation today, immune rejection and the ethical issues associated with the use of fertilized human embryos. ISCO, through its wholly-owned subsidiary, Lifeline Cell Technology (Walkersville, MD) develops and manufactures cell culture products for research use. Such manufacturing generates revenue and therapeutic production capacity for ISCO.

“We are very excited about driving our partnership forward with ISCO,” said Don O’Neil, Millipore’s Director of Marketing for Stem Cells.  “With this relationship, Millipore gains access to a world class team of scientists responsible for developing many of the “first-in-class” specialty media products on the market.  The ISCO offering perfectly compliments our strategy to become the industry leading specialty and stem cell culture complete solutions provider”

ABOUT MILLIPORE

Millipore is a life science leader providing cutting-edge technologies, tools, and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, we collaborate with customers to confront the world's challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore Corporation is an S&P 500 company with more than 6,000 employees in 47 countries worldwide. www.millipore.com

ABOUT INTERNATIONAL STEM CELL CORPORATION:

International Stem Cell is a biotechnology company currently focused on developing therapeutic and research products. In the area of therapeutic product development, ISCO's objective is to create an unlimited source of human cells for use in the treatment of several diseases, including diabetes, liver disease and retinal and corneal disease through cell transplant therapy. In furtherance of this objective, ISCO has developed pluripotent human stem cells from unfertilized human eggs, and techniques to cause those stem cells to be "differentiated" into the specific cell types required for transplant. It has developed manufacturing protocols to produce the cells minimizing contamination with animal by-products, a characteristic likely to be important in meeting U.S. Food and Drug Administration requirements. ISCO also provides the specialized cells and growth media needed for therapeutic cell transplantation research to academic and commercial researchers in related fields. For more information, visit the ISCO website at: www.internationalstemcell.com.